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                     June 16, 2020

       Derek N. Yung
       Chief Financial Officer
       eHealth, Inc.
       2625 Augustine Drive
       Second Floor
       Santa Clara, California 95054

                                                        Re: eHealth, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-33071

       Dear Mr. Yung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance